EXHIBIT 10.4

ANNUAL INCENTIVE BONUS PLAN

The Board of Directors (“Board”) of Frederick’s of Hollywood Group Inc. (“FOHG”) has adopted this Annual Incentive Bonus Plan (“Plan”) on June 29, 2010, effective with FOHG’s 2011 fiscal year, which begins on August 1, 2010 and ends on July 30, 2011.

Purpose. The Plan provides for select employees of FOHG and its subsidiaries to receive annual cash incentive payments based on the achievement of specific goals and objectives established by the Board and/or Compensation Committee of the Board (“Committee”).

Plan Administration.  The Plan will be administered by the Committee.  The Committee’s powers include, but are not limited to, the authority to select the employees to participate in the Plan, to determine what goals, objectives and conditions need to be achieved to earn an award, whether such goals, objectives and conditions have been met, to determine whether payment of an award should be made, and to determine whether an award should be modified or eliminated.  The Committee, in its sole discretion and on such terms and conditions as it may provide, may select one or more directors and/or officers of FOHG (“Plan Administrators”) to operate the Plan, perform day-to-day administration of the Plan, and maintain records of the Plan; provided that no Plan Administrator shall participate in the establishment of any goal, objective or condition relating to such Plan Administrator nor shall such Plan Administrator be involved in the approval of any payment of an award under the Plan to such Plan Administrator.  All decisions made by the Committee and/or any Plan Administrator will be final, conclusive and binding on all persons, and will be given the maximum deference permitted by law.  If any participant is employed pursuant to an employment agreement, the terms of such employment agreement shall supersede any conflicting terms of this Plan.

Eligibility.  Participation in the Plan is limited to select employees as determined by the Committee.  Additional participants may be added to the Plan during a fiscal year at the discretion of the Committee; provided that the incentive payment, if any, for such participants shall be pro-rated based on the actual period during which such individual was a participant in the Plan during the fiscal year and, provided, further, that no additional participants may be added during the last quarter of a fiscal year.

Timing of Payment.  Awards (if any) under the Plan shall be paid as soon as practicable after the end of the fiscal year during which the award was earned.  Awards (if any) shall be made only to participants employed by FOHG and/or its subsidiaries at the time of the payout and shall be paid in cash in a single lump sum, net of all required payroll deductions and taxes.  It is intended that this Plan comply with the requirements of Internal Revenue Code Section 409A so that none of the payments to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities will be interpreted to so comply.

Plan Structure.  The Plan provides for payment of annual cash bonuses (each an “Annual Bonus”) to participants based upon:

•	achievement of individual performance objectives, which shall be approved annually by the Committee; and

•
FOHG’s annual financial performance, which shall be based upon an evaluation of Adjusted EBITDA (defined below) against a target adjusted EBITDA approved annually by the Board (“Target Adjusted EBITDA”).  For purposes of the Plan, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock compensation expense, any bonus awarded hereunder and adjustments for non-recurring items as determined by the Board.

Bonus Potential.  The maximum Annual Bonus for each participant shall be equal to a percentage of the participant’s base salary as determined by the Committee or in accordance with the employment agreement of the participant, if any.  If any adjustments are made to a participant’s base salary during the fiscal year, the Committee at its discretion may adjust the applicable Annual Bonus percentage pro-rata for the remainder of such fiscal year.

Bonus Calculation. The percentage of the maximum Annual Bonus that each participant shall be entitled to under the Plan will be equal to the sum of the Company Performance Component and the Individual Performance Component, each as set forth below:

Company Performance Component

•	Up to 80% of a participant’s maximum Annual Bonus may be paid out to such participant upon FOHG’s achievement of the percentages of Target Adjusted EBITDA as described in the following table:

Percentage of Target Adjusted EBITDA Achieved	Maximum Percentage of Annual Bonus(1)
<100%	0%
100%	10%
110%	20%
120%	40%
130%	60%
140%	80%

(1)	Percentages will be adjusted pro rata if the percentage of Target Adjusted EBITDA achieved falls between two grid percentages.

Individual Performance Component

•
Up to 20% of a participant’s maximum Annual Bonus may be paid out upon the achievement of such participant’s individual performance objectives if Adjusted EBITDA is 80% or more of Target Adjusted EBITDA for such fiscal year.

•
Individual performance objectives will be comprised of measurable goals jointly developed by the participant and his or her immediate supervisor and approved by the Committee.  For a participant to receive at least a portion of the individual performance component of his or her Annual Bonus under the Plan, at least 75% of the participant’s individual performance objectives must be achieved.  If such participant achieves more than 75% of the participant’s individual performance objectives, the percentage of the individual component of the Annual Bonus will be determined on a proportional basis up to a maximum of 20% of a participant’s maximum Annual Bonus. The Committee will have the discretion to adjust the percentage paid to the individual for the individual component of the Annual Bonus upward or downward to account for circumstances that make achievement of any goal easier or more difficult than anticipated at the time the goal was established.